Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces Purchase of Flag Bank’s Thomaston, Georgia Branch

FITZGERALD, GA., March 22, 2004 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that it’s wholly-owned subsidiary, Colony Bank Ashburn, has consummated the purchase of Flag Bank’s Thomaston, Georgia Branch. The Thomaston office located at 206 North Church Street, Thomaston, Georgia will serve the Thomaston and Upson County market and will operate under the trade name Colony Bank beginning today. Under the terms of the agreement, Colony Bank Ashburn acquired all of the assets, including fixed assets, and assumed the deposits of the branch facility. The Thomaston branch has approximately $36 million in deposits and $17 million in loans outstanding.

James Ray Nipper, President and CEO of Colony Bank Ashburn, stated that the office would continue under the direction of Thomaston City President, Jerry Richards. Colony Bank Ashburn, the largest Colony Bankcorp, Inc. subsidiary bank with assets of approximately $316 million, operates offices in Turner, Lee, Dougherty, Crisp and Upson Counties, Georgia.

James D. Minix, president and chief executive officer of Colony Bankcorp, said, “The Colony team is excited about expanding its market to Thomaston and the surrounding area and further extending its footprint from the Florida line to middle Georgia.”

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-five offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $917 million. Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.